Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Capital Senior Living Corporation
We consent to the use of our report dated March 31, 2006 with respect to the consolidated balance sheet of Capital Senior Living Corporation as of December 31, 2005 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2005, incorporated herein by reference.
/s/ KPMG LLP
KPMG LLP
Dallas, Texas
May 25, 2007